Exhibit 99

[LOGO]                                                              News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214             For further information,
                                                                 please contact:
                                                               David G. Wallace,
                                                         Chief Financial Officer
                                                          Office: (315) 445-7310
FOR IMMEDIATE RELEASE                                        Fax: (315) 445-7347

                COMMUNITY BANK SYSTEM FIRST QUARTER EPS RISES 15%

    Retail Banking Income Up Significantly; Margins Maintained at High Level

      Syracuse, N.Y. - April 24, 2003 - Community Bank System, Inc. (NYSE: CBU), a bank holding company with $3.4 billion in assets, has announced that earnings per share (diluted) for the first quarter were $0.75, up 15.4% from the prior year's level of $0.65 and up 2.7% from fourth quarter 2002's results of $0.73. On an operating basis, earnings per share (diluted) rose 10.3% versus first quarter 2002. This measurement excludes acquisition and unusual expenses in the first quarter of last year largely related to the purchase of 36 branches from FleetBoston Financial in mid-November 2001.

      Sanford A. Belden, President and Chief Executive Officer, stated, "This quarter's double-digit earnings growth compared to first quarter last year reflects the strength of our banking operations, both in terms of net interest and fee income growth. That growth more than offset an increased loan loss provision and some softness within our financial services business caused by adverse equity market conditions. Of particular note are the banking side's increase in earning assets, improved margins, significant profits from a new consumer overdraft protection product, and higher mortgage banking income. In addition, our net interest margin grew 28 basis points to a very solid 4.80%, while our banking efficiency ratio improved nicely to 51%."

      Net income for the quarter was $9.9 million, up $1.4 million or 16.3% over first quarter 2002's level, and $310,000 or 3.2% higher than that generated during the fourth quarter of 2002. Net interest income for first quarter 2003 rose to $32.5 million, 7.7% over the same period last year. Compared to fourth quarter 2002, net interest income was off by $1.4 million or 4.0% due to the previously announced strategy not to reinvest securities run-off until longer-term market conditions are more favorable. Noninterest income (excluding securities and debt transactions) was $9.0 million in the first quarter, up $1.3 million (16.9%) from first quarter 2002, and $1.3 million higher (16.6%) than fourth quarter 2002's level.

      The company's cash operating earnings per share (diluted) for the first quarter were $0.81, up 8.0% from the prior year. Cash earnings are believed by many to be a better measure of a company's ability to build capital, fund expansion, and pay shareholder dividends. They exclude from earnings the expense of amortizing core deposit intangibles (the premium the company has paid for deposits acquired through branch purchases in excess of the cost incurred had the funds been purchased in the capital markets).

      Belden went on to say, "We were able to grow loans by $14 million in the last 90 days, making this our fourth consecutive quarter of loan growth largely owing to the strength of consumer borrowing. In addition, the sale of secondary-market-eligible mortgages (which we resumed in late 2002 once rates fell below the desirable holding yield threshold) represented $31 million in new production - the combination of which at $45 million makes this the highest quarter of new loan originations since third quarter 1999. Loans outstanding are now 5.6% higher than at March 31, 2002.

      "We continue to effectively manage our credit quality, particularly in relation to certain peer measures and in light of the current challenging economy. Our nonperforming assets, despite 5.6% greater loan volume, rose just 3.3% from 12 months earlier, and fell two basis points to 0.91% as a percentage of loans outstanding plus OREO (other real estate owned). Nonperforming assets increased $4.2 million during the last 90 days due to the condition of certain commercial customers previously identified as weak, prompting us to increase the loan loss provision by $1.9 million more than in first quarter last year. This quarter's provision was $1.6 million less than in fourth quarter 2002, when we took additional provisions to increase the allowance for loan losses, which presently is at an all-time high of 1.50% of loans outstanding.

      "The two-cent improvement in EPS compared to fourth quarter 2002 reflects the lower provision for loan losses noted above as well as the full-quarter's impact of the new consumer overdraft product and resumed mortgage banking activities. These factors more than offset the seasonal increase in overhead and the anticipated lower net interest income."

      Belden concluded, "Our capital position reached a new high at quarter-end, resulting largely from our strong earnings, investment deleveraging strategy, and high market value appreciation of our available-for-sale securities portfolio. As a result, our tangible equity-to-assets ratio has risen 215 basis points over the last 12 months to 6.28%. In addition, our Tier I leverage ratio, a primary measure of regulatory capital for which 5% is the requirement to be `well-capitalized,' reached 7.44% - its strongest level in a decade. In summary, we are very pleased with the fine start we've had in fiscal 2003."

      In tabular form, the following summarizes the major factors impacting the company's earnings in the first quarter. See First Quarter Performance Highlights below for discussion.



                       First Quarter 2003 versus First Quarter 2002

Factor                                                   Impact on Pretax Earnings ($000s) & After-tax EPS ($)
-------------------------------------------------        -----------------------------------------------------
Growth in net interest income                                      +2,316
Absence of acquisition and unusual expenses                        +  592
Lower intangible amortization                                      +  259
Lower effective tax rate (pre-tax equivalent)                      +  200
                                                                   ------
      Positive factors excl. banking noninterest income                           +3,367         +0.18
Higher loan loss provision                                         -1,882
Higher banking overhead                                            -  734
Lower financial services pretax income                             -  408
Cost to repurchase CBU trust preferred                             -   45
                                                                   ------
      Negative factors                                                            -3,069         -0.17
Higher net overdraft fees (after charge-offs)                      +1,231
Higher other income                                                +  379
                                                                   ------
      Total banking noninterest income benefit                                    +1,610         +0.09
                                                                                  ------         -----

Net increase in pretax earnings (adjusted for lower tax rate) and after-tax EPS   +1,908         +.010


                      First Quarter 2003 versus Fourth Quarter 2002

Factor                                                   Impact on Pretax Earnings ($000s) & After-tax EPS ($)
-------------------------------------------------        -----------------------------------------------------
Reduced loan loss provision                                        +1,641
Higher financial services pretax income                            +  276
Lower intangible amortization                                      +   31
                                                                   ------
      Positive factors excl. banking noninterest income                           +1,948         +0.11
Lower net interest income                                          -1,363
Higher banking overhead                                            -  567
Lower net securities gains (losses)                                -  358
Higher effective tax rate (pre-tax equivalent)                     -  186
                                                                   ------
      Negative factors                                                            -2,474         -0.14
Higher net overdraft fees (after charge-offs)                      +  619
Higher other income                                                +  320
                                                                   ------
      Total banking noninterest income benefit                                    +  939         +0.05
                                                                                  ------         -----

Net increase in pretax earnings (adjusted for higher tax rate) and after-tax EPS  +  413         +0.02

                      FIRST QUARTER PERFORMANCE HIGHLIGHTS

o Net interest income for first quarter 2003 rose to $32.5 million, 7.7% over the same period last year. The primary reason for growth is a 28-basis-point increase in the bank-wide net interest margin to 4.80%. The higher margin accounted for nearly three-quarters (73%) of the $2.8 million improvement (tax-equivalent basis) in net interest income, with a $65 million increase in average earning assets (up 2.2%) contributing the remainder. Compared to fourth quarter 2002, net interest income was off by $1.4 million or 4.0%. Approximately 72% of the reduction reflects a planned $55 million decrease in average earning assets, while the balance was caused by a three-basis-point decrease in the net interest margin.

      >> The trend in the margin over the last four quarters reflects a slower decrease in earning asset yields than in the cost of funds, indicative of the interest rate sensitivity of the bank's balance sheet during this period, coupled with loan and deposit repricing strategies. Approximately 37% of earning assets reprice within one year, a function of the cash flow of the investment portfolio, the mix of 62% fixed rate loans and 38% variable rate loans (including loans that mature within 90 days) in the portfolio, and expected loan amortization/pay-downs. Of total interest-bearing liabilities, 51% are regularly repriced (maturing CDs, money market accounts, and certain borrowings) and another 26% are repriced periodically (interest-checking and savings). Maturing CDs continued to reprice downward during the first quarter as measured by the favorable 77-basis-point spread between the rate on CDs running off and the lower rate at which they are being renewed. This favorable spread has been fairly constant for the last three quarters. In addition, rates on other non-CD deposits were lowered further in the quarter just ended, though the overall cost of deposits benefited primarily from the full quarter's impact of reductions in fourth quarter 2002 consistent with the Federal Reserve's rate decrease.

      >> The slight narrowing in margin compared to fourth quarter 2002 reflects unusual investment income items in each quarter. An additional $269,000 in interest income was booked in the first quarter due to accretion of discounts on called bonds, following $736,000 in the fourth quarter largely for the same reason. Had these items not occurred, the first quarter net interest margin would have been 4.76% compared to 4.74% in the fourth quarter.

      >> Earning assets at quarter end were $39 million lower (down 1.3%) from one year earlier, comprised of $96 million more in loans (up 5.6%) offset by $135 million less in securities (down 11%). Investments have been allowed to run off during the period, reflective of the company's strategy to use cash flow to support loan growth and repay borrowings until reinvestment and leverage opportunities become attractive. Nearly half of the investment run-off ($65 million) occurred in the fourth quarter, partially offset by $14 million in loan growth.

      >> Approximately $62 million in borrowings has been paid down over the last twelve months as a result of the above investment deleveraging strategy, resulting in a 1.8-percentage-point decrease in the borrowings-to-earning-asset ratio to 14.9%. Deposits have been stable, off a slight $7.7 million or 0.3% based on average balances for the first quarters of 2003 and 2002. Core deposits in the 36 former FleetBoston branches purchased in mid-November 2001 have risen over 4% since that time.

      >> Securities transactions this quarter were limited to a $45,000 premium paid to repurchase a second $500,000 block of the company's 9.75% fixed rate trust preferred securities (the first block acquired in second quarter 2002), further lowering funding costs. There were no securities transactions in the first quarter of last year. In the linked fourth quarter, $18 million in securities were sold, generating $1.2 million in gains, partially offset by a $925,000 penalty on the repurchase of approximately $11 million in intermediate-term Federal Home Loan Bank (FHLB) debt. In accordance with historic practice, all of these transactions benefited the company on an economic basis.


o Noninterest income (excluding securities and debt transactions) was $9.0 million in the first quarter, an increase of $1.3 million or 16.9% from one year earlier. It rose by nearly the same amount or 16.6% from the fourth quarter 2002 level.

      >> The primary reason for the increase in both quarters was general banking revenues, which climbed $1.9 million or 45% compared to first quarter 2002 and $1.0 million or 21% versus fourth quarter 2002.

               o The greatest portion of the increase came from overdraft fees generated from the company's Overdraft Freedom(TM)program, introduced in early December 2002. Total first quarter overdraft fees climbed by $1.5 million (103%) compared to the same period last year and by $722,000 versus the linked quarter. For a standard fee, the program honors a customer's overdrawn checks up to a specified limit, subject to repayment requirements within a defined time period. In the first quarter, related charge-offs (which are classified in other expense) represented approximately 11.4% of net fees charged (after 5.2% in rebates). After net charge-offs, the program earned $2.6 million this quarter, an increase of $1.2 million from overdraft income one year earlier, and $619,000 more than collected in the linked quarter. Recurring overhead costs related to staffing and processing expense are less than $350,000 per annum.

               o Mortgage banking fees accounted for the balance of the improvement in general banking revenues. The company resumed sale of secondary-market-eligible mortgages in excess of 20-year maturities in late 2002, when rates fell below the desirable holding yield threshold. Since fourth quarter 2001, new production had been held in portfolio because of its attractive yield and the ability to fund it through the (then) newly-acquired FleetBoston core deposits. Total mortgage banking fees (including fees on the serviced portfolio) rose $570,000 in the first quarter versus the same period last year (a 476% increase) to $689,000, which compares to $37,000 in the linked fourth quarter. The servicing portfolio as of March 31, 2003 was $123 million, with servicing rights representing 0.43% of the portfolio.

      >> Financial services revenues at $3.1 million in the first quarter decreased $551,000 or 15% from the same period last year, and rose $247,000 or 8.7% compared to the prior quarter.

               o The primary cause of the decrease over the last four quarters is the weakened condition of the U.S. equity markets. Revenues from Elias Asset Management (EAM), the company's subsidiary which manages investments for institutions and high net worth individuals, were negatively impacted due to conditions in current equity markets and their impact on fees generated from account balances and activity. Personal trust revenues were also reduced, though to a lesser extent because of the higher portion of fixed income investments held by its clients. And the company's broker-dealer, Community Investment Services, Inc. (CISI), also had lower revenues, largely because of unusually high annuity sales a year ago. As a whole, revenues for these three businesses were off by $790,000 or 32% compared to first quarter 2002. Though such revenues are impacted by investment mix, style, and a variety of customer-specific factors, by way of comparison, the Standard & Poor's 500 index (S&P) and the New York Stock Exchange index
                  (NYSE) were each down approximately 26% over the same time period.

               o First quarter 2003 revenues from the above equity market-related businesses rose $200,000 or 13% compared to fourth quarter 2002. Growth was positive for each of them, in contrast to a 3.6% decline for the S&P and a 5.4% decline for the NYSE.

               o Reflective of continued strong new business generation, the company's Benefit Plans Administrative Services (BPA) subsidiary was largely unaffected by the equity market weakness. First quarter revenues reached $1.3 million, up a strong 21% versus the comparable quarter last year, and were 6.9% higher than the prior quarter. BPA provides actuarial, daily valuation recordkeeping, and custodial services to organizations that offer retirement plans to their employees. It markets these services to mutual fund companies, other banks, and broker-dealers, which in turn sell full-service retirement plans to their end-user customers.

               o Financial services revenues comprised 34% of total recurring noninterest income for the first quarter versus 47% one year earlier. The ratio declined largely because of the softness in financial services revenues as discussed above, coupled with the increase in banking fees provided by the Overdraft

                  Freedom(TM) program and restoration of secondary market mortgage sales. On a pretax operating basis (excluding money market interest and nonrecurring items), the combined contribution of the financial services businesses was $509,000 in the first quarter compared to $916,000 one year earlier. These results constitute 3.8% and 7.8%, respectively, of company-wide pretax income.

               o Financial services' assets under management or administration were $1.439 billion as of quarter end, a 3.6% reduction from the year earlier level. Growth was negative for the three equity market-related businesses, ranging from -4% to -34%, partially offset by BPA's growth in assets under administration of 50%. Over the last 90 days, total financial services' assets under management or administration have increased 5.5%.

      >> The ratio of noninterest income to operating income was 20.4% for first quarter 2003, 2.1 percentage points higher than the same period last year. The improvement reflects the unusually large increase in recurring noninterest income (up 23%) compared to a 10.5% increase in net interest income (FTE, adjusted for certain investment income items discussed above).



o Loans ended the first quarter at $1.821 billion, up $14 million over the last 90 days, and now $96 million or 5.6% higher than one year earlier. Virtually all of the growth during the period has been from retail borrowers. While the prior three quarters have had increases in the $27-$28 million range, the current quarter was about half those amounts, largely because of reduced mortgages originated for retention in portfolio. As previously noted, sales of new secondary-market-eligible production resumed in late 2002, amounting to placement of $9 million in the fourth quarter and $31 million in the first quarter just ended. Had these mortgages been retained, loans would have risen $136 million over the last twelve months or 7.9%. All loan growth has occurred in the New York franchise (up 8.1%), offset by a slight reduction in the Pennsylvania franchise (off 3.6%).

      >> Despite resumed secondary market sales, consumer mortgages extended their two-year trend as the largest source of portfolio growth, up $10.2 million for the quarter due to the most favorable refinancing environment seen in decades, along with the convenience and efficiency of our branch offices in originating these loans. The new markets opened up by our 36-branch FleetBoston purchase have generated $59 million in portfolio production alone since their mid-November 2001 acquisition. Over the last twelve months, bank-wide consumer mortgages have increased $65 million or 14% to $520 million (29% of total loans outstanding). All the growth has been in the New York franchise.

      >> Business lending, after being flat-to-down since the second quarter of 2001 (excluding loans acquired via FleetBoston), rose $9.3 million this quarter. This was primarily due to the impact of seasonal floor plan borrowing by existing automobile dealers and take-downs under lines of credit by several of our larger commercial borrowers. This increase restores the reduction in outstandings that took place over the last nine months of 2002, meaning that during the past four quarters, business loans have risen only 0.2% to $639 million (35% of total loans outstanding). Both the New York and Pennsylvania franchises have been flat.

      >> Consumer indirect loans, largely borrowing originated in automobile dealer showrooms, rose $3.4 million during the first quarter over the prior quarter, reflecting seasonal softness that began in fourth quarter 2002 when loans increased just $7.0 million. The traditionally strong third and second quarters registered increases of $11 million and $15 million, respectively, in 2002. Indirect loans at March 31, 2003 were $291 million (16% of total loans outstanding), a jump of $37 million or 15% over the last 12 months. Both the New York and Pennsylvania markets contributed growth, each of which added new originating dealers in 2002. Overall, used vehicles constitute 76% of CBU's indirect auto loans outstanding.

      >> Consumer direct loans dipped by $9.1 million in the first quarter, reflective of the high cash flow in direct installment loans. In addition, a certain amount of installment and home equity loans continues to be paid off through conventional mortgage refinancings. Consumer direct loans at quarter end were $370 million (20% of total loans outstanding), down $7.0 million or 1.9% over the last 12 months. Outstandings in the New York franchise responded positively in the second and third quarters of last year to the spring homeowner loan program, which included promotional rates on home equity loans and direct installment loans. Loans then trailed off in the following two quarters. Outstandings in the Pennsylvania franchise have been decreasing steadily.



o Asset quality as of March 31, 2003 reflects a $4.2 million increase in nonperforming assets during the first quarter to $16.6 million (including 90-day delinquencies). The bulk of this change is attributable to four commercial customers with balances over $400,000 previously identified as weak (two of them in the building supply business), which together total $2.9 million of the $3.8 million in additional nonaccruals. The approximate $400,000 increase in loans delinquent 90 days or more represents the net of three commercial loans totaling $535,000 moving to nonaccrual (one of them being in building supplies), three loans with balances totaling $513,000 becoming delinquent, and a number of new loans under $100,000 becoming delinquent. Compared to one year ago, nonperforming assets are higher by $526,000 or 3.3%. However, as a percent of loans outstanding plus OREO (other real estate owned), nonperforming assets were 0.91% at quarter end compared to 0.93% one year earlier and 0.69% at December 31, 2002.

      >> Net charge-offs during the last 90 days were $2.4 million compared to $2.8 million in the fourth quarter and $1.4 million one year ago. For the last 12 months, quarterly net charge-offs have averaged $2.7 million compared to the preceding 12-month period of $1.7 million.

               o The primary reason for the overall increase in charge-offs over the last four quarters is the impact of the softening economy, including partial or full charge-offs on three larger commercial customers.

               o Until the economy begins to strengthen, it is difficult to estimate whether the current 12-month run-rate for commercial net charge-offs of $1.3 million per quarter will be reduced. The prior 12-month run-rate was $538,000. Commercial net charge-offs for the first quarter were $1.1 million, $805,000 of which pertain to loans currently classified as nonperforming. In accordance with industry accounting standards for the company's loan loss allowance, specific allocations recognizing probable losses in the commercial portfolio were increased during the quarter by approximately $580,000 to $5.7 million or 0.87% of that portfolio; this compares to $5.1 million or 0.79% of the portfolio as of year-end 2002 and $4.4 million or 0.68% one year earlier. Before the impact of charge-offs or elimination of specific allocations no longer justified, new specific allocations in the first quarter on loans over $50,000 were $1.8 million compared to $1.0 million in fourth quarter 2002.

               o Consumer installment net charge-offs for the first quarter were $1.2 million, approximating the average of the prior four quarters, which is approximately 14% higher than 2001's run rate. The higher net charge-offs in part reflect differences in underwriting criteria on acquired loans. Consumer mortgage charge-offs continue to be historically de minimus.

      >> As a percent of average loans outstanding, net charge-offs for the first quarter were 0.53%, 0.09% less than in fourth quarter 2002 and below the 0.56% average for all of 2002. Commercial net charge-offs were 0.70% of average outstandings compared to 0.63% in the linked quarter and 0.74% for 2002 as a whole. Consumer installment loans averaged 0.98% for the quarter just ended, well under 1.27% for fourth quarter 2002 and a virtual match to the 0.99% reported for all of 2002. Mortgage and home equity net charge-offs continue to have a negligible impact.

      >> Regular bottom-up review of the asset quality of the portfolio is completed each quarter. As noted above, specific loan loss allocations for certain identified commercial customers are considered and revised as necessary, and charge-offs are taken against these allocations before being applied against the general commercial reserve. General allocations against all other commercial loans and the consumer product lines are reviewed and recalculated quarterly based on historical loss experience, performance trends, and various quantifiable judgement factors. In accordance with this review, one of the qualitative risk factors related to commercial loans was increased this quarter, causing an additional $414,000 to be added to the allowance.

               o As a result of this process, a required loan loss allowance of $27.4 million was determined as of March 31, 2003, necessitating a $3.4 million loan loss provision for the quarter compared to $1.5 million one year earlier and $5.0 million in fourth quarter 2002.

               o The total loan loss provision for the quarter represented 143% of net charge-offs, 18 percentage points above the 125% average for 2002 as a whole.

               o The allowance for loan losses has risen 14% over the last 12 months compared to a 5.6% increase in loans outstanding. Consequently, the ratio to loans outstanding has climbed 11 basis points to 1.50%, the highest in the company's history and commensurate with the probable risk in the portfolio at this time.

      >> Nonperforming loans (90 days past due and non-accruing) were 0.87% as a percent of loans outstanding at quarter end versus 0.64% one quarter earlier. This latter ratio compared very favorably with the peer bank median on that date of 0.94%. Peer bank coverage of the allowance over nonperformers, a general comparative measure of adequacy, was 207% at year end 2002, less favorable than the company's coverage ratio of 226% at that time. The company's coverage ratio decreased during the quarter just ended to 173%, still eight percentage points higher than one year earlier. While present coverage is below the company's historic norm, the dollar amount of the allowance nonetheless represents 121% of cumulative three-year net charge-offs (2000-2002) and is 2.8 times 2002's full-year net charge-offs.

      >> Delinquent loans (30 days through nonaccruing) as a percent of total outstandings decreased three basis points from year end to 1.85%, which compares to 1.89% at March 31, 2002. The current delinquency level is well within the range of 1.77%-1.96% over the last eight quarters. As of December 31, 2002, the median peer bank delinquency ratio was 1.97%.

      >> During the first quarter, the company appointed Steven R. Tokach, previously President of Pennsylvania Banking, to a newly-designated Chief Credit Administrator position. In addition, a consultant with deep credit administration experience in Upstate New York has been retained to further strengthen credit administration practices.


o The company's efficiency ratio, which excludes intangible amortization, net securities gains/losses, acquisition costs, and unusual income and expense items, was 53.3% for the first quarter, a 3.0-percentage-point improvement from the comparable 2002 quarter. The ratio rose 2.1 percentage points from fourth quarter 2002, largely because of the planned $1.2 million-reduction in net interest income (full-tax equivalent) as a result of the company's investment deleveraging strategy. Consequently, the increase in recurring operating income was limited to growth in noninterest income, which rose $1.5 million or nearly 20%, for a net change of $244,000. By comparison, overhead rose $1.1 million or 4.7%.

      >> There were no acquisition and unusual expenses in the current and linked quarters. Such first quarter 2002 expenses were $592,000, primarily limited to consulting fees related to restructuring the loan and deposit operations centers to handle the higher volumes caused by 2001's acquisitions.

      >> Amortization of deposit intangibles decreased $259,000 and $285,000 compared to first quarter 2002 and fourth quarter 2002, respectively, and is scheduled to decrease slightly more as the year progresses.

      >> Recurring overhead (excluding intangible amortization and 2002's acquisition and unusual expenses) rose a modest $839,000 or 3.7% in the first quarter compared to the same quarter last year. Compared to fourth quarter 2002, recurring overhead rose $641,000 or 2.8%.

      >> Recurring banking expense (excluding intangible amortization) rose $983,000 in the first quarter compared to the same quarter last year. Eighty percent of the increase is explained by higher personnel expense (up 7.7%) caused by expanded benefit costs and annual merit increases. Staffing rose by six, with additions limited to selected expertise in commercial lending, loan review, auditing, finance, and technology. All other banking expense rose a net of $192,000, with the largest single reason for increase being the $249,000 in additional charge-offs related to the Overdraft Freedom(TM) program. Compared to fourth quarter 2002, recurring banking expense rose $670,000 or 3.3%. A good portion of the increases in personnel expense (up $978,000) and net occupancy expense (up $452,000) was offset by reductions in almost all other major expense categories. The banking efficiency ratio improved to 51.0% in the first quarter compared to 54.2% one year earlier and 48.7% in the linked quarter.

      >> Financial services recurring overhead decreased by $144,000 in the first quarter compared to the same period last year (down 5.3%) and decreased $29,000 (down 1.1%) versus the linked quarter. The primary changes are reflected in personnel expense. In certain components of the financial services business, personnel costs are commission-based and directly track revenue changes. In addition, non-commissioned staffing is being very carefully controlled in light of continued soft equity market conditions and their impact on fees tied to assets under management. The efficiency ratio for financial services was 83.5% in the first quarter, up from 77.0% one year earlier but an improvement of 4.6 percentage points from the linked quarter.


                       UPDATED EARNINGS GUIDANCE FOR 2003

      The company's present expectations for full-year 2003 earnings per share performance remains consistent with the guidance provided in the fourth quarter 2002 press release and the current consensus earnings estimate of $2.96 for the five analysts that cover CBU. Concurrent with first quarter 2003 results, the company believes that non-interest income and non-interest expenses will continue to be favorable to previous guidance, effectively offsetting a higher than anticipated provision for loan losses. The discussion below provides further detail on the major components that will drive 2003 earnings.

o Based on analysis utilizing three potential interest rate environments (flat rates, short-term rates up, long-term rates down), the net interest margin is projected to gradually decline over the last three quarters of 2003.

      >> The fourth quarter margin is expected to be 0-5 basis points below the normalized fourth quarter 2002 net interest margin of 4.74%. It is anticipated that the gradual downward re-pricing of time deposits will offset a majority of the impact from decreasing yields on loans and, to a lesser extent, investments over the remainder of the year.

      >> Because the adjusted net interest margin increased in the first quarter and is expected to remain above the levels achieved in the first three quarters of 2002, the full year margin for 2003 is expected to be 10-15 basis points higher than the prior year. It is anticipated that lower earning asset levels (due to the investment deleverage as discussed in previous guidance and below) will essentially offset the higher net interest margin and result in slightly lower net interest income for the year compared to 2002.

o Portfolio loan growth is expected to be in the low single digits for the next three quarters and for full-year 2003. This reflects continued commercial loan growth and a restoration of installment loan growth, both of which are expected to increase at a low to mid-single digit pace. The residential mortgage portfolio is likely to continue to grow in the low-single digits as the sale of secondary market eligible mortgages negates a majority of the new business volume.

o Based on current interest rate projections, it is expected that the investment portfolio de-leveraging strategy initiated in the fourth quarter of 2002 (-$65 million) and maintained in the first quarter of 2003 (-$65 million) will result in $130 to $160 million more investment portfolio run-off in the next three quarters.

o It is anticipated that total full-year 2003 noninterest income, excluding any gains on the sale of securities and losses on debt extinguishment, will grow 18%-22% versus prior year, a slightly higher pace than was achieved in the first quarter of 2003.

      >> As noted in the Performance Highlights above, financial services' first quarter 2003 results were well below exceptionally solid prior-year performance. It is expected that year-over-year revenue growth will improve during the rest of the year as BPA's performance remains strong and the other businesses benefit from a projected security market recovery in the latter part of 2003. For the full year, it is assumed that last year's $750,000 annual creditor life insurance dividend will be repeated in the third quarter of 2003 and all other financial services revenues will grow in the mid-single digits.

      >> General banking fees are expected to be in the $5.4-$5.8 million range in the next three quarters, resulting in full-year growth of 30-35%. It is anticipated that this significant improvement will primarily be driven by fees from the Overdraft Freedom(TM) program and gains associated with servicing a growing secondary market loan portfolio.

o Overall growth in recurring noninterest expense is projected in the mid-single digits range for full-year 2003 versus 2002.

      >> Growth of recurring banking noninterest expense is expected to be in the 6-8% range for full-year 2003. Higher personnel expense resulting from key staff additions and higher medical and pension costs will be offset somewhat by low to mid-single-digit increases for all other non-interest expenses.

      >> Financial services' year-over-year operating expense growth is expected to be in the low to mid-single digits for the next three quarters as compensation, part of which is commission-based, increases with improved performance. Consequently, full-year 2003 expense growth for financial services is anticipated to be in the low single-digits as the curtailment of discretionary spending in the first quarter contributes to holding full-year expense increases to a minimum.

o Due to the establishment of increased commercial loan specific reserve allocations in 2002 and the first quarter of 2003, and expectations that economic conditions will improve gradually over the course of the year, it is anticipated that the ratio of the allowance for loan losses to loans on the commercial portfolio will decline slightly in each subsequent quarter. Based on this projected trend and the assumption that net charge-offs for all segments will remain consistent with first quarter 2003 results, it is expected that the quarterly provision for loan losses will average $2-3 million for the next three quarters, and the ratio of allowance for loan losses to total loans will end 2003 below 1.48%.

o At this point in time, it is assumed that the effective income tax rate will remain at 26.0% for the remainder of 2003.


                            CONFERENCE CALL SCHEDULED

      A conference call will be held with company management at 10:00 a.m. (ET) on Friday, April 25, to discuss the above results at 1-888-632-5950 (access code 3842542). An audio recording will be available one hour after the call until June 27, and may be accessed at 1-877-519-4471 (access code 3842542). Investors may also listen to the call live via the Internet over PR Newswire, at:

              http://www.firstcallevents.com/service/ajwz377637631gf12.html

      The call will be archived on this site for 90 days and may be accessed at any time at no cost. An abridged version of the company's first-quarter earnings will be released on April 24, and a full-length version of the release will be posted that same day on the company's web site, www.communitybankna.com.

      Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. with $3.4 billion in assets. Its wholly-owned banking subsidiary, Community Bank, N.A. (http://www.communitybankna.com), is the third largest community banking franchise headquartered in Upstate New York, having 116 customer facilities and 85 ATMs stretching diagonally from Northern New York to the Southern Tier, west to Lake Erie, and in Northeastern Pennsylvania. Other subsidiaries within the CBU family are Elias Asset Management, Inc., an investment management firm based in Williamsville, N.Y.; Benefit Plans Administrative Services, Inc. (BPA), a pension administration and consulting firm located in Utica, N.Y., serving sponsors of defined benefit and defined contribution plans; and Community Investment Services, Inc. (CISI), a broker-dealer delivering financial products, including mutual funds, annuities, individual stocks and bonds, and long-term health care and other selected insurance products, from various locations within Community Bank's branch system and from offices in Jamestown and Lockport, N.Y.

      This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

                           COMMUNITY BANK SYSTEM, INC.
                              SUMMARY OF OPERATIONS
                        EARNINGS AND BALANCE SHEET RECAP
                 1ST QUARTER 2003 AND PRIOR QUARTER COMPARISONS

---------------------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended
000's Omitted                                            ------------------------------------------------------------
 Line                                                        Mar 31,         Mar 31,         Change        Change
 No.                                                          2003            2002           Amount       Percent
---------------------------------------------------------------------------------------------------------------------
       Earnings
  1    Net interest income                                       $32,484         $30,168         $2,316         7.7%
  2    Loan loss provision                                         3,400           1,518          1,882       124.0%
  3    Net interest income after provision for loan
         losses                                                   29,084          28,650            434         1.5%

  4a   Financial services other income                             3,090           3,641          (551)       -15.1%
  4b   Banking services other income                               5,952           4,094          1,858        45.4%
  4c   Total other income before security gains & debt
         ext.                                                      9,042           7,735          1,307        16.9%
  4d   Investment security gain (loss) & debt
         extinguishment                                             (45)               0           (45)         0.0%
  4e   Total other income                                          8,997           7,735          1,262        16.3%

  5a   Financial services other expenses                           2,581           2,725          (144)        -5.3%
  5b   Banking services other expenses                            20,775          19,792            983         5.0%
  5c   Intangible amortization                                     1,281           1,540          (259)       -16.8%
  5d   Total other expenses before acq and unusual exp.           24,637          24,057            580         2.4%
  5e   Acquisition and unusual expense                                 0             592          (592)         0.0%
  5f   Total other expenses                                       24,637          24,649           (12)         0.0%

  6    Income before taxes                                        13,444          11,736          1,708        14.6%

  7    Income tax                                                  3,495           3,178            317        10.0%

  8a   Net income                                                 $9,949          $8,558         $1,391        16.3%
  8b   Net income - Operating                                     $9,949          $8,918         $1,031        11.6%
  8c   Net income - Cash                                         $10,731          $9,494         $1,237        13.0%
  8d   Net income - Cash Operating                               $10,731          $9,854           $877         8.9%

  9a   Basic earnings per share                                    $0.76           $0.66          $0.10        15.2%
  9b   Diluted earnings per share                                  $0.75           $0.65          $0.10        15.4%
  9c   Diluted earnings per share-Operating                        $0.75           $0.68          $0.07        10.3%
  9d   Diluted earnings per share-Cash                             $0.81           $0.73          $0.08        11.0%
  9e   Diluted earnings per share-Cash Operating                   $0.81           $0.75          $0.06         8.0%

=====================================================================================================================
       Balances At Period End
  10   Loans                                                  $1,820,686      $1,724,400        $96,286         5.6%
  11   Investments & time deposits in other banks (ex.
         MVA)                                                  1,154,188       1,289,002      (134,814)       -10.5%
  12   Earning assets                                          2,974,874       3,013,402       (38,528)        -1.3%

  13   Loan loss allowance                                        27,350          24,010          3,340        13.9%

 14a   Core deposit intangibles,net                               29,488          35,182        (5,694)       -16.2%
 14b   Goodwill, net                                             104,059         104,578          (519)        -0.5%
 14c   Total intangible assets, net                              133,547         139,760        (6,213)        -4.4%

  15   Market value adjustment                                    71,099           8,885         62,214       700.2%

  16   Total assets                                            3,374,840       3,346,751         28,089         0.8%

  17   Deposits                                                2,535,960       2,536,982        (1,022)         0.0%

 18a   FHLB borrowings & other borrowings                        365,213         426,425       (61,212)       -14.4%
 18b   Trust preferred borrowings                                 76,889          77,833          (944)        -1.2%
 18c   Total borrowings                                          442,102         504,258       (62,156)       -12.3%

  19   Total shareholders' equity                                336,984         272,090         64,894        23.9%

  20   Assets under management or administration              $1,438,869      $1,493,066      ($54,197)        -3.6%
=====================================================================================================================


---------------------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended
000's Omitted                                            ------------------------------------------------------------
 Line                                                        Mar 31,         Dec 31,         Change        Change
 No.                                                          2003            2002           Amount       Percent
---------------------------------------------------------------------------------------------------------------------
       Earnings
  1    Net interest income                                       $32,484         $33,847       ($1,363)        -4.0%
  2    Loan loss provision                                         3,400           5,041        (1,641)       -32.6%
  3    Net interest income after provision for loan
         losses                                                   29,084          28,806            278         1.0%

  4a   Financial services other income                             3,090           2,843            247         8.7%
  4b   Banking services other income                               5,952           4,910          1,042        21.2%
  4c   Total other income before security gains & debt
         ext.                                                      9,042           7,753          1,289        16.6%
  4d   Investment security gain (loss) & debt
         extinguishment                                             (45)             313          (358)      -114.4%
  4e   Total other income                                          8,997           8,066            931        11.5%

  5a   Financial services other expenses                           2,581           2,610           (29)        -1.1%
  5b   Banking services other expenses                            20,775          20,105            670         3.3%
  5c   Intangible amortization                                     1,281           1,312           (31)        -2.4%
  5d   Total other expenses before acq and unusual exp.           24,637          24,027            610         2.5%
  5e   Acquisition and unusual expense                                 0               0              0         0.0%
  5f   Total other expenses                                       24,637          24,027            610         2.5%

  6    Income before taxes                                        13,444          12,845            599         4.7%

  7    Income tax                                                  3,495           3,206            289         9.0%

  8a   Net income                                                 $9,949          $9,639           $310         3.2%
  8b   Net income - Operating                                     $9,949          $9,639           $310         3.2%
  8c   Net income - Cash                                         $10,731         $10,436           $295         2.8%
  8d   Net income - Cash Operating                               $10,731         $10,436           $295         2.8%

  9a   Basic earnings per share                                    $0.76           $0.74          $0.02         2.7%
  9b   Diluted earnings per share                                  $0.75           $0.73          $0.02         2.7%
  9c   Diluted earnings per share-Operating                        $0.75           $0.73          $0.02         2.7%
  9d   Diluted earnings per share-Cash                             $0.81           $0.79          $0.02         2.5%
  9e   Diluted earnings per share-Cash Operating                   $0.81           $0.79          $0.02         2.5%

=====================================================================================================================
       Balances At Period End
  10   Loans                                                  $1,820,686      $1,806,905        $13,781         0.8%
  11   Investments & time deposits in other banks (ex.
         MVA)                                                  1,154,188       1,219,254       (65,066)        -5.3%
  12   Earning assets                                          2,974,874       3,026,159       (51,285)        -1.7%

  13   Loan loss allowance                                        27,350          26,331          1,019         3.9%

 14a   Core deposit intangibles,net                               29,488          30,769        (1,281)        -4.2%
 14b   Goodwill, net                                             104,059         104,059              0         0.0%
 14c   Total intangible assets, net                              133,547         134,828        (1,281)        -1.0%

  15   Market value adjustment                                    71,099          64,567          6,532        10.1%

  16   Total assets                                            3,374,840       3,434,204       (59,364)        -1.7%

  17   Deposits                                                2,535,960       2,505,356         30,604         1.2%

 18a   FHLB borrowings & other borrowings                        365,213         463,241       (98,028)       -21.2%
 18b   Trust preferred borrowings                                 76,889          77,375          (486)        -0.6%
 18c   Total borrowings                                          442,102         540,616       (98,514)       -18.2%

  19   Total shareholders' equity                                336,984         325,038         11,946         3.7%

  20   Assets under management or administration              $1,438,869      $1,363,631        $75,238         5.5%
=====================================================================================================================


---------------------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended
000's Omitted                                            ------------------------------------------------------------
 Line                                                        Dec 31,         Sep 30,         Change        Change
 No.                                                          2002            2002           Amount       Percent
---------------------------------------------------------------------------------------------------------------------
       Earnings
  1    Net interest income                                       $33,847         $32,397         $1,450         4.5%
  2    Loan loss provision                                         5,041           2,278          2,763       121.3%
  3    Net interest income after provision for loan
         losses                                                   28,806          30,119        (1,313)        -4.4%

  4a   Financial services other income                             2,843           3,689          (846)       -22.9%
  4b   Banking services other income                               4,910           4,183            727        17.4%
  4c   Total other income before security gains & debt
         ext.                                                      7,753           7,872          (119)        -1.5%
  4d   Investment security gain (loss) & debt
         extinguishment                                              313             216             97        44.9%
  4e   Total other income                                          8,066           8,088           (22)        -0.3%

  5a   Financial services other expenses                           2,610           2,500            110         4.4%
  5b   Banking services other expenses                            20,105          18,972          1,133         6.0%
  5c   Intangible amortization                                     1,312           1,597          (285)       -17.8%
  5d   Total other expenses before acq and unusual exp.           24,027          23,069            958         4.2%
  5e   Acquisition and unusual expense                                 0               0              0         0.0%
  5f   Total other expenses                                       24,027          23,069            958         4.2%

  6    Income before taxes                                        12,845          15,138        (2,293)       -15.1%

  7    Income tax                                                  3,206           4,087          (881)       -21.6%

  8a   Net income                                                 $9,639         $11,051       ($1,412)       -12.8%
  8b   Net income - Operating                                     $9,639         $11,051       ($1,412)       -12.8%
  8c   Net income - Cash                                         $10,436         $12,021       ($1,585)       -13.2%
  8d   Net income - Cash Operating                               $10,436         $12,021       ($1,585)       -13.2%

  9a   Basic earnings per share                                    $0.74           $0.85        ($0.11)       -12.9%
  9b   Diluted earnings per share                                  $0.73           $0.84        ($0.11)       -13.1%
  9c   Diluted earnings per share-Operating                        $0.73           $0.84        ($0.11)       -13.1%
  9d   Diluted earnings per share-Cash                             $0.79           $0.91        ($0.12)       -13.2%
  9e   Diluted earnings per share-Cash Operating                   $0.79           $0.91        ($0.12)       -13.2%

=====================================================================================================================
       Balances At Period End
  10   Loans                                                  $1,806,905      $1,779,440        $27,465         1.5%
  11   Investments & time deposits in other banks (ex.
         MVA)                                                  1,219,254       1,284,695       (65,441)        -5.1%
  12   Earning assets                                          3,026,159       3,064,135       (37,976)        -1.2%

  13   Loan loss allowance                                        26,331          24,080          2,251         9.3%

 14a   Core deposit intangibles,net                               30,769          32,081        (1,312)        -4.1%
 14b   Goodwill, net                                             104,059         103,628            431         0.4%
 14c   Total intangible assets, net                              134,828         135,709          (881)        -0.6%

  15   Market value adjustment                                    64,567          73,222        (8,655)       -11.8%

  16   Total assets                                            3,434,204       3,468,592       (34,388)        -1.0%

  17   Deposits                                                2,505,356       2,551,735       (46,379)        -1.8%

 18a   FHLB borrowings & other borrowings                        463,241         450,869         12,372         2.7%
 18b   Trust preferred borrowings                                 77,375          77,361             14         0.0%
 18c   Total borrowings                                          540,616         528,230         12,386         2.3%

  19   Total shareholders' equity                                325,038         324,161            877         0.3%

  20   Assets under management or administration              $1,363,631      $1,267,289        $96,342         7.6%

=====================================================================================================================


---------------------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended
000's Omitted                                            ------------------------------------------------------------
 Line                                                        Mar 31,         Mar 31,         Change        Change
 No.                                                          2003            2002           Amount       Percent
---------------------------------------------------------------------------------------------------------------------
       Profitability

  21   Return on assets                                            1.19%           1.06%           0.13        %pts.
 22a   Return on equity                                           12.25%          12.61%         (0.36)        %pts.
 22b   Return on equity - operating                               12.25%          13.14%         (0.89)        %pts.

  23   Tangible return on assets                                   1.28%           1.17%           0.11        %pts.
 24a   Tangible return on equity                                  13.21%          13.99%         (0.78)        %pts.
 24b   Tangible return on equity - operating                      13.21%          14.52%         (1.31)        %pts.

  25   Net interest margin (FTE)                                   4.80%           4.52%           0.28        %pts.

  26   Non interest income/operating income (FTE)
         (excluding net security gains, branch
          disposition, and unusual items)                          20.4%           18.3%            2.1        %pts.


  27   Efficiency ratio
         (excluding acquisition & unusual expenses
         & intangible amortization)                                53.3%           56.3%          (3.0)        %pts.

=====================================================================================================================
       Capital

  28   Tier I leverage ratio                                       7.44%           6.53%           0.91        %pts.
  29   Tangible equity / assets                                    6.28%           4.13%           2.15        %pts.

  30   Accumulated other comprehensive income                    $43,414          $5,226        $38,188       730.7%

  31   Diluted weighted average common shares
         outstanding                                              13,244          13,093            151         1.2%
  32   Period end common shares outstanding                       13,017          12,937             80         0.6%

  33   Cash dividends declared per common share                    $0.29           $0.27          $0.02         7.4%

  34   Common stock price                                         $31.43          $30.15          $1.28         4.2%
  35   Total return - last 12 months                                8.1%           11.7%          (3.6)        %pts.

  36   Book value                                                 $25.89          $21.03          $4.86        23.1%
  37   Tangible book value                                        $15.63          $10.23          $5.40        52.8%

=====================================================================================================================
       Asset Quality Ratios

  38   Loan loss allowance /                                       1.50%           1.39%           0.11        %pts.
       loans outstanding

  39   Nonperforming loans /                                       0.87%           0.84%           0.03        %pts.
       loans outstanding

  40   Loan loss allowance /                                        173%            165%              8        %pts.
       nonperforming loans

  41   Net charge-offs /                                           0.53%           0.33%           0.20        %pts.
       average loans

  42   Loan loss provision /                                        143%            108%             35        %pts.
       net charge-offs

  43   Nonperforming assets /                                      0.91%           0.93%         (0.02)        %pts.
       loans outstanding + OREO

=====================================================================================================================


---------------------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended
000's Omitted                                            ------------------------------------------------------------
 Line                                                        Mar 31,         Dec 31,         Change        Change
 No.                                                          2003            2002           Amount       Percent
---------------------------------------------------------------------------------------------------------------------
       Profitability

  21   Return on assets                                            1.19%           1.11%           0.08        %pts.
 22a   Return on equity                                           12.25%          11.91%           0.34        %pts.
 22b   Return on equity - operating                               12.25%          11.91%           0.34        %pts.

  23   Tangible return on assets                                   1.28%           1.20%           0.08        %pts.
 24a   Tangible return on equity                                  13.21%          12.90%           0.31        %pts.
 24b   Tangible return on equity - operating                      13.21%          12.90%           0.31        %pts.

  25   Net interest margin (FTE)                                   4.80%           4.83%         (0.03)        %pts.

  26   Non interest income/operating income (FTE)
         (excluding net security gains, branch
          disposition, and unusual items)                          20.4%           17.2%            3.2        %pts.

  27   Efficiency ratio
         (excluding acquisition & unusual expenses
         & intangible amortization)                                53.3%           51.2%            2.1        %pts.

=====================================================================================================================
       Capital

  28   Tier I leverage ratio                                       7.44%           7.05%           0.39        %pts.
  29   Tangible equity / assets                                    6.28%           5.77%           0.51        %pts.

  30   Accumulated other comprehensive income                    $43,414         $38,551         $4,863        12.6%

  31   Diluted weighted average common shares
         outstanding                                              13,244          13,167             77         0.6%
  32   Period end common shares outstanding                       13,017          12,979             38         0.3%

  33   Cash dividends declared per common share                    $0.29           $0.29          $0.00         0.0%

  34   Common stock price                                         $31.43          $31.35          $0.08         0.3%
  35   Total return - last 12 months                                8.1%           24.1%         (16.0)        %pts.

  36   Book value                                                 $25.89          $25.04          $0.85         3.4%
  37   Tangible book value                                        $15.63          $14.66          $0.97         6.6%

=====================================================================================================================
       Asset Quality Ratios

  38   Loan loss allowance /                                       1.50%           1.46%           0.04        %pts.
       loans outstanding

  39   Nonperforming loans /                                       0.87%           0.64%           0.23        %pts.
       loans outstanding

  40   Loan loss allowance /                                        173%            226%           (53)        %pts.
       nonperforming loans

  41   Net charge-offs /                                           0.53%           0.62%         (0.09)        %pts.
       average loans

  42   Loan loss provision /                                        143%            181%           (38)        %pts.
       net charge-offs

  43   Nonperforming assets /                                      0.91%           0.69%           0.22        %pts.
       loans outstanding + OREO

=====================================================================================================================


---------------------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended
000's Omitted                                            ------------------------------------------------------------
 Line                                                        Dec 31,         Sep 30,         Change        Change
 No.                                                          2002            2002           Amount       Percent
---------------------------------------------------------------------------------------------------------------------
       Profitability

  21   Return on assets                                            1.11%           1.28%         (0.17)        %pts.
 22a   Return on equity                                           11.91%          14.56%         (2.65)        %pts.
 22b   Return on equity - operating                               11.91%          14.56%         (2.65)        %pts.

  23   Tangible return on assets                                   1.20%           1.39%         (0.19)        %pts.
 24a   Tangible return on equity                                  12.90%          15.84%         (2.94)        %pts.
 24b   Tangible return on equity - operating                      12.90%          15.84%         (2.94)        %pts.

  25   Net interest margin (FTE)                                   4.83%           4.61%           0.22        %pts.

  26   Non interest income/operating income (FTE)
         (excluding net security gains, branch
          disposition, and unusual items)                          17.2%           18.2%          (1.0)        %pts.


  27   Efficiency ratio
         (excluding acquisition & unusual expenses
         & intangible amortization)                                51.2%           49.7%            1.5        %pts.

=====================================================================================================================
       Capital

  28   Tier I leverage ratio                                       7.05%           6.87%           0.18        %pts.
  29   Tangible equity / assets                                    5.77%           5.65%           0.12        %pts.

  30   Accumulated other comprehensive income                    $38,551         $43,728       ($5,177)       -11.8%

  31   Diluted weighted average common shares
         outstanding                                              13,167          13,172            (5)         0.0%
  32   Period end common shares outstanding                       12,979          12,963             16         0.1%

  33   Cash dividends declared per common share                    $0.29           $0.29          $0.00         0.0%

  34   Common stock price                                         $31.35          $29.63          $1.72         5.8%
  35   Total return - last 12 months                               24.1%           11.8%           12.3        %pts.

  36   Book value                                                 $25.04          $25.01          $0.03         0.1%
  37   Tangible book value                                        $14.66          $14.54          $0.12         0.8%

=====================================================================================================================
       Asset Quality Ratios

  38   Loan loss allowance /                                       1.46%           1.35%           0.11        %pts.
       loans outstanding

  39   Nonperforming loans /                                       0.64%           0.69%         (0.05)        %pts.
       loans outstanding

  40   Loan loss allowance /                                        226%            197%             29        %pts.
       nonperforming loans

  41   Net charge-offs /                                           0.62%           0.47%           0.15        %pts.
       average loans

  42   Loan loss provision /                                        181%            110%             71        %pts.
       net charge-offs

  43   Nonperforming assets /                                      0.69%           0.75%         (0.06)        %pts.
       loans outstanding + OREO

=====================================================================================================================


---------------------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended
000's Omitted                                            ------------------------------------------------------------
 Line                                                        Mar 31,         Mar 31,         Change        Change
 No.                                                          2003            2002           Amount       Percent
---------------------------------------------------------------------------------------------------------------------
       Asset Quality Components

  44   Nonaccruing loans                                         $13,577         $11,351         $2,226        19.6%
  45   90+ days delinquent                                         2,264           3,167          (903)       -28.5%
  46   Total nonperforming loans                                  15,841          14,518          1,323         9.1%

  47   Troubled debt restructurings                                   39              76           (37)       -48.7%
  48   Other real estate                                             700           1,460          (760)       -52.1%
  49   Total nonperforming assets                                 16,580          16,054            526         3.3%

  50   Net charge-offs                                            $2,381          $1,409           $972        69.0%

=====================================================================================================================
       Components of Net Interest Margin (FTE)

  51   Loan yield                                                  7.04%           7.76%         (0.72)        %pts.
  52   Investment yield                                            6.75%           6.81%         (0.06)        %pts.

  53   Earning asset yield                                         6.93%           7.37%         (0.44)        %pts.

  54   Interest bearing deposits rate                              2.07%           2.91%         (0.84)        %pts.
  55   Borrowed funds rate - FHLB & other                          3.89%           4.68%         (0.79)        %pts.
  56   Borrowed funds rate - Trust preferred                       7.17%           7.68%         (0.51)        %pts.

  57   Cost of all interest bearing funds                          2.50%           3.29%         (0.79)        %pts.

  58   Cost of funds (includes DDA)                                2.12%           2.82%         (0.70)        %pts.
  59   Cost of funds / earning assets                              2.13%           2.85%         (0.72)        %pts.

  60   Net interest margin (FTE)                                   4.80%           4.52%           0.28        %pts.

  61   Full tax equivalent adjustment                             $2,980          $2,529           $451        17.8%

=====================================================================================================================
       Average Balances for Period

  62   Loans                                                  $1,807,889      $1,733,863        $74,026         4.3%

  63   Investments & time deposits in other banks (ex.
         MVA)                                                  1,189,466       1,198,261        (8,795)        -0.7%

  64   Earning assets                                          2,997,355       2,932,124         65,231         2.2%

  65   Total assets                                            3,388,435       3,284,993        103,442         3.1%

 66a   Deposits-IPC                                            2,352,546       2,357,378        (4,832)        -0.2%
 66b   Deposits-public funds                                     184,457         187,355        (2,898)        -1.5%
 66c   Total deposits                                          2,537,003       2,544,733        (7,730)        -0.3%

 67a   FHLB borrowings & other borrowings                        388,783         343,848         44,935        13.1%
 67b   Trust preferred                                            77,193          77,825          (632)        -0.8%
 67c   Total borrowings                                          465,976         421,673         44,303        10.5%

  68   Total shareholders' equity                               $329,503        $275,291        $54,212        19.7%
=====================================================================================================================


---------------------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended
000's Omitted                                            ------------------------------------------------------------
 Line                                                        Mar 31,         Dec 31,         Change        Change
 No.                                                          2003            2002           Amount       Percent
---------------------------------------------------------------------------------------------------------------------
       Asset Quality Components

  44   Nonaccruing loans                                         $13,577          $9,754         $3,823        39.2%
  45   90+ days delinquent                                         2,264           1,890            374        19.8%
  46   Total nonperforming loans                                  15,841          11,644          4,197        36.0%

  47   Troubled debt restructurings                                   39              43            (4)        -9.3%
  48   Other real estate                                             700             704            (4)        -0.6%
  49   Total nonperforming assets                                 16,580          12,391          4,189        33.8%

  50   Net charge-offs                                            $2,381          $2,791         ($410)       -14.7%

=====================================================================================================================
       Components of Net Interest Margin (FTE)

  51   Loan yield                                                  7.04%           7.33%         (0.29)        %pts.
  52   Investment yield                                            6.75%           6.79%         (0.04)        %pts.

  53   Earning asset yield                                         6.93%           7.11%         (0.18)        %pts.

  54   Interest bearing deposits rate                              2.07%           2.24%         (0.17)        %pts.
  55   Borrowed funds rate - FHLB & other                          3.89%           3.83%           0.06        %pts.
  56   Borrowed funds rate - Trust preferred                       7.17%           7.31%         (0.14)        %pts.

  57   Cost of all interest bearing funds                          2.50%           2.66%         (0.16)        %pts.

  58   Cost of funds (includes DDA)                                2.12%           2.27%         (0.15)        %pts.
  59   Cost of funds / earning assets                              2.13%           2.28%         (0.15)        %pts.

  60   Net interest margin (FTE)                                   4.80%           4.83%         (0.03)        %pts.

  61   Full tax equivalent adjustment                             $2,980          $3,326         ($346)       -10.4%

=====================================================================================================================
       Average Balances for Period

  62   Loans                                                  $1,807,889      $1,797,678        $10,211         0.6%

  63   Investments & time deposits in other banks (ex.
         MVA)                                                  1,189,466       1,254,285       (64,819)        -5.2%

  64   Earning assets                                          2,997,355       3,051,963       (54,608)        -1.8%

  65   Total assets                                            3,388,435       3,445,620       (57,185)        -1.7%

 66a   Deposits-IPC                                            2,352,546       2,377,402       (24,856)        -1.0%
 66b   Deposits-public funds                                     184,457         161,443         23,014        14.3%
 66c   Total deposits                                          2,537,003       2,538,845        (1,842)        -0.1%

 67a   FHLB borrowings & other borrowings                        388,783         446,535       (57,752)       -12.9%
 67b   Trust preferred                                            77,193          77,368          (175)        -0.2%
 67c   Total borrowings                                          465,976         523,903       (57,927)       -11.1%

  68   Total shareholders' equity                               $329,503        $320,979         $8,524         2.7%
=====================================================================================================================


---------------------------------------------------------------------------------------------------------------------
                                                                             Three Months Ended
000's Omitted                                            ------------------------------------------------------------
 Line                                                        Dec 31,         Sep 30,         Change        Change
 No.                                                          2002            2002           Amount       Percent
---------------------------------------------------------------------------------------------------------------------
       Asset Quality Components

  44   Nonaccruing loans                                          $9,754         $10,928       ($1,174)       -10.7%
  45   90+ days delinquent                                         1,890           1,289            601        46.6%
  46   Total nonperforming loans                                  11,644          12,217          (573)        -4.7%

  47   Troubled debt restructurings                                   43              46            (3)        -6.5%
  48   Other real estate                                             704           1,033          (329)       -31.8%
  49   Total nonperforming assets                                 12,391          13,296          (905)        -6.8%

  50   Net charge-offs                                            $2,791          $2,080           $711        34.2%

=====================================================================================================================
       Components of Net Interest Margin (FTE)

  51   Loan yield                                                  7.33%           7.45%         (0.12)        %pts.
  52   Investment yield                                            6.79%           6.58%           0.21        %pts.

  53   Earning asset yield                                         7.11%           7.08%           0.03        %pts.

  54   Interest bearing deposits rate                              2.24%           2.48%         (0.24)        %pts.
  55   Borrowed funds rate - FHLB & other                          3.83%           3.88%         (0.05)        %pts.
  56   Borrowed funds rate - Trust preferred                       7.31%           7.38%         (0.07)        %pts.

  57   Cost of all interest bearing funds                          2.66%           2.87%         (0.21)        %pts.

  58   Cost of funds (includes DDA)                                2.27%           2.46%         (0.19)        %pts.
  59   Cost of funds / earning assets                              2.28%           2.47%         (0.19)        %pts.

  60   Net interest margin (FTE)                                   4.83%           4.61%           0.22        %pts.

  61   Full tax equivalent adjustment                             $3,326          $3,229            $97         3.0%

=====================================================================================================================
       Average Balances for Period

  62   Loans                                                  $1,797,678      $1,763,855        $33,823         1.9%

  63   Investments & time deposits in other banks (ex.
         MVA)                                                  1,254,285       1,302,928       (48,643)        -3.7%

  64   Earning assets                                          3,051,963       3,066,783       (14,820)        -0.5%

  65   Total assets                                            3,445,620       3,438,076          7,544         0.2%

 66a   Deposits-IPC                                            2,377,402       2,388,182       (10,780)        -0.5%
 66b   Deposits-public funds                                     161,443         154,051          7,392         4.8%
 66c   Total deposits                                          2,538,845       2,542,233        (3,388)        -0.1%

 67a   FHLB borrowings & other borrowings                        446,535         468,841       (22,306)        -4.8%
 67b   Trust preferred                                            77,368          77,354             14         0.0%
 67c   Total borrowings                                          523,903         546,195       (22,292)        -4.1%

  68   Total shareholders' equity                               $320,979        $301,148        $19,831         6.6%
=====================================================================================================================
